Exhibit 99.5

CONSENT OF KENNETH KEI BIU CHENG

FF Global Holdings Ltd (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Dated: May 06, 2026

/s/ Kenneth Kei Biu Cheng
Kenneth Kei Biu Cheng